Amendment No. 1 to

Reserve Agreement

This Amendment No. 1 to Reserve Agreement (“Amendment”), dated as of October 9, 2019 by and between mPhase Technologies, Inc., a New Jersey corporation (the “Company”), and Anshu Bhatnagar (the “Employee”).

WHEREAS, the Company and the Employee entered into a Reserve Agreement (the “Agreement”) dated as of January 11, 2019 in connection with a change in management of the Company; and

WHEREAS, the Employee and the Company each desire to, pursuant to the terms hereof, amend the Agreement;

NOW, THEREFORE, in consideration of the mutual premises contained herein the parties hereto agree as follows:

1.	Section 2(c) is hereby deleted and replaced in its entirety by the following:

“500,000 shares (as adjusted for the 5,000 to 1 reverse stock split effective on May 22, 2019) to be sold at a price, not less than $0.25 per share in periodic private placement transactions pursuant to Section (4)(a)(2) of the Securities Act of 1933, as amended, to pay ongoing operations of the Company through March 31, 2020.”

2.	The last paragraph of the Amendment is hereby deleted and replaced in its entirety with the following:

“This Agreement shall terminate on March 31, 2020. Any unsold shares in the Reserve Account at such time shall be returned to the Company and cancelled.”

3.	All other terms and conditions of the Agreement shall remain the same and shall continue in full force and effect. Defined terms not defined in this Amendment will have the meaning set forth in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

IN WITNESSETH WHEREOF the parties hereto have executed this Amendment as of the date first-above written.

Employee		mPhase Technologies, Inc.

By:	/s/ Anshu Bhatnagar	By:	/s/ Chris Cutchens
Name:	Anshu Bhatnagar	Name:	Chris Cutchens
		Title:	Chief Financial Officer